Exhibit 4.1

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (this “Amendment”) is made effective as of the 25th day of May, 2022. This Amendment is an amendment to the Stockholder Rights Agreement, dated as of March 14, 2022 (the “Rights Agreement”), between WisdomTree Investments, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as rights agent (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the Rights Agreement on March 14, 2022;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights, in accordance with the terms of such Section 27; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Amendment complies with the terms of Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendment to Rights Agreement.

(a)

Section 7(a) of the Rights Agreement is hereby amended by deleting, in its entirety, clause (i) related to the definition of “Final Expiration Date” and replacing it with the following new clause (i): “(i) the Close of Business on June 2, 2022 (the “Final Expiration Date”),”.

(b)	All references to the date of “March 13, 2023” in Exhibit B (Form of Right Certificate) and Exhibit C (Form of Summary of Rights) to the Rights Agreement shall hereby be changed to “June 2, 2022”.

Section 2. Remaining Terms. All provisions of the Rights Agreement, except as specifically modified by this Amendment, shall remain in full force and effect and are hereby reaffirmed. The Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date (as such term is defined in Section 1(a) above), the Rights Agreement, as amended by this Amendment, shall terminate and be of no further force and effect, except for the provisions which by their express terms shall survive such termination. On and after the effective date of this Amendment, each reference in the Rights Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Rights Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Rights Agreement will mean and be a reference to the Rights Agreement as amended by this Amendment.

Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 5. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6. Counterparts. This Amendment may be executed in one or more counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]